 ParkerVision Reports Second Quarter 2020 Results

JACKSONVILLE, Fla., August 14, 2020 – ParkerVision, Inc. (OTCQB: PRKR) (“ParkerVision”), a developer and marketer of technologies and products for wireless applications, today announced results for the three and six months ended June 30, 2020.

Second Quarter 2020 Summary and Recent Developments

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The temporary COVID-19 stay was lifted in the U.S. district court case against Qualcomm and HTC in Orlando, Florida.

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Trial commencement date rescheduled from December 2020 to May 2021

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Markman hearing is scheduled for January 2021 in the infringement action against Intel Corporation in Texas.

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A second infringement action was filed against Intel Corporation in Texas that includes patent claims related to the Company’s transmit technology.

Jeffrey Parker, Chairman and Chief Executive Officer, commented, “Although COVID-19 resulted in some delays in our patent infringement actions, we are pleased that the temporary stay in Orlando has been lifted so that we can continue to prepare our case for trial. We remain enthusiastic based on the strong merits of our case.”

Second Quarter and First Half Financial Results

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Net loss for the second quarter of 2020 was $3.6 million, or $0.08 per common share, compared to a net loss of $1.6 million, or $0.05 per common share for the second quarter of 2019.

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The increase in net loss year-over-year is largely due to noncash expense related to changes in the estimated fair value of secured and unsecured payment obligations.

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Net loss for the first half of 2020 was $11.5 million, or $0.27 per common share, compared to $3.7 million, or $0.12 per common share in 2019.

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Much of the net loss in 2020 is attributable to noncash items including $3.4 million related to the increase in estimated fair value of secured and unsecured contingent payment obligations and $2.2 million recognized upon modification of existing equity-related agreements.

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$3.0 million of the net loss for the first half of 2020 is comprised of litigation fees and expenses primarily due to the cost of expert reports and fact discovery activities in the Jacksonville, Florida patent infringement case against Qualcomm and Apple, representing an increase of approximately $1.5 million over litigation fees and expenses for the same period in 2019.

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We used cash for operations of approximately $3.0 million in 2020 compared to $2.6 million in 2019, and we repaid $1.2 million in debt in 2020 compared to $0.8 million in 2019.

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We funded much of our operations in 2020 with proceeds from the issuance of common stock, including stock with accompanying contingent payment rights to an allocated portion of net proceeds that we receive from future patent-related actions.

About ParkerVision
ParkerVision, Inc. has designed and developed proprietary radio-frequency (RF) technologies which enable advanced wireless solutions for current and next generation wireless communication products. ParkerVision is engaged in a number of patent enforcement actions in the U.S. to protect patented rights that it believes are broadly infringed by others. For more information, please visit www.parkervision.com. (PRKR-I)

Safe Harbor Statement
This press release contains forward-looking information. Readers are cautioned not to place undue reliance on any such forward-looking statements, each of which speaks only as of the date made. Such statements are subject to certain risks and uncertainties which are disclosed in the Company’s SEC reports, including the Form 10-K for the year ended December 31, 2019 and the Forms 10-Q for the quarters ended March 31 and June 30, 2020. These risks and uncertainties could cause actual results to differ materially from those currently anticipated or projected.

Cindy Poehlman
Chief Financial Officer
ParkerVision, Inc
904-732-6100
cpoehlman@parkervision.com

(TABLES FOLLOW)

ParkerVision, Inc.
 Balance Sheet Highlights

(in thousands)	(unaudited) June 30, 2020	December 31, 2019
Cash and cash equivalents	$543	$57
Prepaid expenses and other current assets	594	622
Intangible assets, net	2,447	2,878
Other noncurrent assets, net	88	369
Total assets	3,672	3,926

Current liabilities	5,706	6,138
Contingent payment obligations	32,207	26,651
Convertible notes	2,979	2,733
Other long-term liabilities	1,114	1,501
Shareholders’ deficit	(38,334)	(33,097)
Total liabilities and shareholders’ (deficit) equity	$3,672	$3,926

ParkerVision, Inc.
Summary Results of Operations

	Three Months Ended		Six Months Ended
(in thousands, except per share amounts)	June 30,		June 30,
	2020	2019	2020	2019

Gross margin	$-	$-	$-	$-

Research and development expenses	-	-	-	334
Selling, general and administrative expenses	2,328	1,851	7,823	4,007
Total operating expenses	2,328	1,851	7,823	4,341

Interest expense	(115)	(76)	(301)	(138)
Change in fair value of contingent payment obligations	(1,142)	365	(3,382)	823
Total interest and other	(1,257)	289	(3,683)	685

Net loss	$(3,585)	$(1,562)	$(11,506)	$(3,656)

Basic and diluted net loss per common share	$(0.08)	$(0.05)	$(0.27)	$(0.12)

Weighted average shares outstanding	45,393	30,888	41,861	30,042

ParkerVision, Inc.
Condensed Consolidated Statements of Cash Flows

	Six Months Ended
(in thousands)	June 30,
	2020	2019
Net cash used in operating activities	$(2,976)	$(2,550)
Net cash (used in) provided by investing activities	(3)	6
Net cash provided by financing activities	3,465	1,080

Net increase (decrease) in cash & cash equivalents	486	(1,464)

Cash & cash equivalents - beginning of period	57	1,527

Cash & cash equivalents - end of period	$543	$63

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